Exhibit 99.1

Contacts: Terry Freeman, CFO
Integrated Electrical Services, Inc.
FOR IMMEDIATE RELEASE	713-860-1500

Ken Dennard / ksdennard@drg-e.com
Karen Roan / kcroan@drg-e.com
DRG&E / 713-529-6600
INTEGRATED ELECTRICAL SERVICES AMENDS
AND EXTENDS EXISTING $60 MILLION CREDIT FACILITY
Company prepays $15 million of principal on term loan;
Also provides preliminary second quarter results
HOUSTON — May 6, 2010 — Integrated Electrical Services, Inc. (NASDAQ: IESC) today announced the amendment and extension of its existing $60 million senior unsecured revolving credit facility that was scheduled to mature on May 12, 2010. The Company amended and extended its credit facility with two of the members of the original bank group, Bank of America, N.A. and Wells Fargo Capital Finance, LLC, to May 12, 2012. The amended credit facility improves liquidity and debt covenants. On April 30, 2010, the Company also prepaid $15.0 million of principal on its $25.0 million term loan facility, eliminating $1.65 million of annualized interest payments.
     Michael J. Caliel, IES President and Chief Executive Officer, stated, “We are pleased to have completed the amendment and extension of our existing credit facility. This amendment and two-year extension enhance our liquidity profile and continue our strategy of conservatively managing our balance sheet and liquidity position during this challenging time in our end markets.”
     Additionally, after preliminary review, management believes revenues for the 2010 fiscal second quarter ended March 31, 2010 will range between $105.0 million and $109.0 million. The Company estimates that its loss per share, including significant charges, is expected to range between $0.92 and $0.95 per share. Significant charges in the quarter consist of a loss of $3.7 million, or $0.26 per share, relating to an individual project that became involved in a bankruptcy proceeding in 2008 and $0.9 million, or $0.06 per share, of severance costs.

     “We recently completed our second quarter preliminary review and, while clearly disappointed with the results, are somewhat encouraged by the positive movement in our backlog,” added Caliel. “As we continue to be selective regarding the work we pursue, our backlog increased approximately six percent sequentially in the second quarter. In addition, we continue to make progress penetrating the growing renewable energy infrastructure markets, which touch both of our business segments and represent excellent opportunities going forward.”
     As previously reported, IES will hold its Fiscal 2010 Second Quarter Earnings Call on Tuesday, May 11, 2010 at 9:30 a.m. EDT / 8:30 CDT. Live via phone — By dialing 480-629-9772, or live over the Internet — by logging onto the web at: http://www.ies-co.com.
     Integrated Electrical Services, Inc. is a leading national provider of electrical and communications contracting solutions for the commercial, industrial and residential markets. From office buildings to wind farms to housing developments, IES designs, builds and maintains electrical and communications systems for a diverse array of customers, projects and locations. For more information about IES, please visit
www.ies-co.com.
Certain statements in this release, including statements regarding the restructuring plan and total estimated charges and cost reductions associated with this plan, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, all of which are based upon various estimates and assumptions that the Company believes to be reasonable as of the date hereof. These statements involve risks and uncertainties that could cause the Company’s actual future outcomes to differ materially from those set forth in such statements. Such risks and uncertainties include, but are not limited to, the inherent uncertainties relating to estimating future operating results and the Company’s ability to generate sales and operating income; potential defaults under credit facility and term loan; cross defaults under surety agreements; potential depression of stock price triggered by the potential sale of controlling interest or the entire company as a result of controlling stockholder’s decision to pursue a disposition of its interest in the company; fluctuations in operating results because of downturns in levels of construction; delayed project start dates and project cancellations resulting from adverse credit and capital market conditions that affect the cost and availability of construction financing; delayed payments resulting from financial and credit difficulties affecting customers and owners; inability to collect moneys owed because of the depressed value of projects and the ineffectiveness of liens; inaccurate estimates used in entering into contracts; inaccuracies in estimating revenue and percentage of completion on projects; the high level of competition in the construction industry, both from third parties and former employees; weather related delays; accidents resulting from the physical hazards associated with the Company’s work; difficulty in reducing SG&A to match lowered revenues; loss of key personnel; litigation risks and uncertainties; difficulties incorporating new accounting, control and operating procedures and centralization of back office functions; and failure to recognize revenue from work that is yet to be performed on uncompleted contracts and/or from work that has been contracted but not started due to changes in contractual commitments.

You should understand that the foregoing, as well as other risk factors discussed in this document and in the Company’s annual report on Form 10-K for the year ended September 30, 2009, could cause future outcomes to differ materially from those expressed in such forward-looking statements. The Company undertakes no obligation to publicly update or revise information concerning its restructuring efforts, borrowing availability, or cash position or any forward-looking statements to reflect events or circumstances that may arise after the date of this release.
Forward-looking statements are provided in this press release pursuant to the safe harbor established under the private Securities Litigation Reform Act of 1995 and should be evaluated in the context of the estimates, assumptions, uncertainties, and risks described herein.
General information about Integrated Electrical Services, Inc. can be found at http://www.ies-co.com under “Investor Relations.” The Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through the Company’s website as soon as reasonably practicable after they are filed with, or furnished to, the SEC.
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